Exhibit 30

                              DESIGNATION AGREEMENT


THIS DESIGNATION AGREEMENT (the "Agreement"), dated as of June 12, 2002 between ROYAL PRECISION, INC., a Delaware corporation (the "Company"), and the JOHNSTON FAMILY LIVING TRUST U/A/ DTD APRIL 11, 1994 (the "Trust").

WHEREAS, the Company deems it advisable and in the best interests of the Company to grant to the Trust the right to designate for election to the Board of Directors one nominee for election as director on certain terms and conditions.

NOW THEREFORE, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. DESIGNATION. In consideration of the Trust's aggregate ownership in the Company, the Company grants to the Trust the right to designate one person to be nominated for election to the Board of Directors of the Company for so long as the Trust owns of record or beneficially at least 1% of the outstanding shares of common stock of the Company and that such designee initially be Richard P. Johnston. The Company shall exercise reasonable efforts to cause such nominee to be elected as a director of the Company.

SECTION 2. MISCELLANEOUS.

     2.1. WAIVER. No purported waiver by either party or any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall, in any event, be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

     2.2. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

     2.3. JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arms' length agreements.

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     2.4. NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership.

     2.5. SUCCESSORS. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and permitted assigns; provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered except as specifically otherwise permitted herein.

     2.6. NOTICE PROCEDURE. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given only when delivered in person or by telecopy or other facsimile transmission (followed with hard copy sent by prepaid courier service), addressed to the following:

     If to the Trust

     c/o Richard P. Johnston
     4350 Greens Place                       Telephone:  (307) 739-3010
     Wilson, WY  83014                       Fax:  (307) 739-1070

     If to the Company

     P.O. Box 298
     535 Migeon Avenue
     Torrington, Connecticut  06790          Telephone:  (860) 489-9254
     Attn: President                         Fax:  (860) 489-5454

Notice of change of address will be effective only upon receipt.

     2.7. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

     2.8. PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof to any person, firm, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, firms, corporations or other entities or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     2.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

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     2.10. THIRD PARTIES. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     2.11. GOVERNING LAW. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements to be performed in the State of Delaware.

     2.12. FURTHER ASSURANCES. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        ROYAL PRECISION, INC.


                                        By /s/ John C. Lauchnor
                                           -------------------------------------
                                           John C. Lauchnor, President


                                        JOHNSTON FAMILY LIVING TRUST
                                        U/A DTD APRIL 11, 1994


                                        By: /s/ Richard P. Johnston
                                            ------------------------------------
                                            Richard P. Johnston, Trustee

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